EXHIBIT 15(a)




          Texas Utilities Company:

          We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed consolidated interim financial information of Texas Energy Industries, Inc., ("TEI"), formerly Texas Utilities Company, for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996, as indicated in our reports dated May 8, 1997 and August 11, 1997, and of Texas Utilities Company and subsidiaries for the periods ended September 30, 1997 and 1996, as indicated in our report dated November 12, 1997; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for TEI for the quarters ended March 31, 1997, June 30, 1997 and for Texas Utilities Company for the quarter ended September 30, 1997, are being incorporated by reference in Registration Statement No. 333-12391 on Form S-4 and Registration Statement No. 333-32831 on Form S-3.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


          /s/ Deloitte & Touche LLP

          Dallas, Texas
          December 8, 1997